Exhibit 10.2

DATED MARCH 9, 2023

(A) FORT PRODUCTS LIMITED

and

(B) [NAME]

and

(C) JEFF’S BRANDS LTD.

SETTLEMENT AGREEMENT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS SETTLEMENT AGREEMENT is made as of the 9th day of March 2023 between:

A.	FORT PRODUCTS LIMITED, a company incorporated in England (company number: 05636073) whose registered office is at 16 Euro Business Park, New Road, Newhaven, United Kingdom BN9 0DQ (“the Company”);

B.	[NAME] of [ADDRESS](the “Individual“); and

C.	JEFF’S BRANDS LTD., a company incorporated in the State of Israel under company no. 516356763, whose registered office is at 7, Alumot St., Omer 8496500, Israel (the “Buyer”).

RECITALS

1	The Individual believes that he may have statutory claims and/or contractual claims against the Company or its shareholders, officers, employees and ex-employees related to his engagement by the Company.

2	In order to achieve certainty and finality, it is the intention of the Individual and the Company in entering into this Agreement that it shall, without admission of liability on the part of the Company, provide a full, absolute and irrevocable release by the Individual of all current and future claims against the Company or any Group Company arising from his engagement by the Company prior to the Acquisition Date, whether or not he has knowledge of them, whether or not they are in the contemplation of the parties and whether or not they exist in law or fact at the date of this Agreement.

3	The Individual has received independent legal advice from a relevant independent adviser as to the terms and effect of this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

The following definitions and rules of interpretation apply in this Agreement.

1.1	Definitions:

Completion Date:	[●].

Group Company:	the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Post-Employment Notice Pay:	has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA).

Post-Employment Notice Period:	has the meaning given in section 402E(5) of ITEPA.

Subsidiary and Holding Company:	in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

Termination Date:	[●].

Termination Payment:	the sum of [●]

Transitional Period:	the period of three months from the Completion Date

Work:	the work undertaken by you during the Transitional Period

Adviser:	[●]

2	Transitional services and termination of employment

2.1	During the Transitional Period, you will remain employed by the Company in the same role as at the date of this agreement and you will continue to be paid your normal salary and benefits in the usual way. Such payments will be subject to tax and national insurance contributions as the Company is required by law to pay or deduct.

2.2	As at the Termination Date, you acknowledge that you will have worked your Notice Period and as such, you further agree that you are not entitled to any payment in respect of notice pay. The parties accordingly believe that your Post Employment Notice Period and Post Employment Notice Pay are £nil.

2.3	During the Transitional Period and up to the Termination Date you will be required to undertake the Work with all due care and skill and continue to comply with the terms of your contract of employment.

2.4	Your employment with the Company will terminate on the Termination Date.

2.5	The Company shall, subject to and conditional upon you complying with the terms of this agreement, pay within twenty one days of the Termination Date or upon receipt by the Company of a copy of this agreement signed by you, a copy of the re-executed settlement agreement (pursuant to clause 6) as signed by you and both a letter from the Adviser dated today’s date and the letter from the Adviser dated on or soon after the Termination Date in the form set out in Schedule 1, whichever is later, pay to you by way of compensation upon the termination of our employment the Termination Payment.

2.6	The Termination Payment will be tax free, as a termination award under the threshold within the meaning of sections 402A(1) and 403 of ITEPA. However, the Company gives no tax warranty as to the tax treatment of any payments made under this Agreement.

2.7	You shall be responsible for any further tax and employee’s National Insurance contributions due in respect of the Termination Payment [@Tony, can you please check and advise what was the intended cross-reference?]

3	COMPANY PROPERTY

The Individual warrants that on or before the date of this Agreement the Individual will return to the Company all keys, electronic passes, identity badge, documents, recordings, photographs, laptop computer, computer hardware, computer discs, data sticks or cards, mobile telephone, Company credit card, and any other property belonging to the Company or any Group Company including any copies (in any medium whatsoever).  The Individual warrants that they have not made or retained copies of or extracts from documents or any notes of or information relating to the business of the Company or any Group Company, caused others to do so or distributed the same to persons other than those authorised by the Company to be in possession of such documents.

4	FULL AND FINAL SETTLEMENT AND WAIVER OF CLAIMS

4.1	The Individual acknowledges that he could bring proceedings against the Company or any Group Company and its shareholders, officers, employees and/or ex-employees in respect of the Claims (defined below).

4.2	The Individual accepts the terms of this Agreement in full and final settlement of all and any claims, in all jurisdictions, whether under contract, at common law, under statute, pursuant to European Community Law or otherwise which the Individual has, or may have, but for this Agreement against the Company or any Group Company and/or its shareholders, officers, employees and/or ex-employees arising directly or indirectly from the Individual’s employment (to the extent he was employed) and/or engagement by the Company or its termination (but excluding any claim for personal injury of which the Individual is unaware and should not reasonably be aware at the time of signing this Agreement, any claim to enforce the terms of this Agreement and any claim for accrued pension rights). In particular, but without limitation, this release extends to any claim:

a)	for damages for wrongful dismissal or breach of contract including but not limited to any claim in respect of unpaid salary, bonus, commission, overtime, holiday pay, sick pay, pension contributions, benefits, allowances, re-imbursement of expenses, notice pay or any other termination or severance payment howsoever arising and in respect of stigma;

b)	for unfair dismissal under section 111 of the Employment Rights Act 1996 and any related claim for failure to provide a written statement of reasons for dismissal under section 93;

c)	for unauthorised deduction from wages or unauthorised payment, under section 23 of the Employment Rights Act 1996;

d)	for breach of the obligation to pay the national minimum wage, under sections 11,18, 19D and 24 of the National Minimum Wage Act 1998;

e)	for breach of any obligation in respect of working time, rest breaks or holiday pay, under regulation 30 of the Working Time Regulations 1998;

f)	for unlawful detriment including, but not limited to, on the grounds of making a protected disclosure, under section 48 of the Employment Rights Act 1996;

g)	in relation to employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

h)	for equal pay or equality of other terms, under sections 120 and 127 of the Equality Act 2010;

i)	for direct or indirect discrimination, harassment or victimisation because of sex, marriage and civil partnership, gender reassignment or pregnancy and maternity, under section 120 of the Equality Act 2010;

j)	for direct or indirect discrimination, harassment or victimisation because of colour, race, nationality or ethnic or national origin, under 120 of the Equality Act 2010;

k)	for direct or indirect discrimination, harassment or victimisation because of disability, failure to make reasonable adjustments, disability related discrimination and discrimination arising from disability, under section 120 of the Equality Act 2010;

l)	for direct or indirect discrimination, harassment or victimisation because of religion or belief, under section 120 of the Equality Act 2010;

m)	for direct or indirect discrimination, harassment or victimisation because of sexual orientation, under section 120 of the Equality Act 2010;

n)	for direct or indirect discrimination, harassment or victimisation because of age, under section 120 of the Equality Act 2010;

o)	for damages for physical or psychiatric illness relating to any act of discrimination, harassment or victimisation;

p)	for damages for personal injury (whether for stress, depression or otherwise) that the Individual is aware of or should reasonably be aware of at the time of signing this Agreement;

q)	for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

r)	in relation to parental rights and flexible working, under sections 80 and 80H of the Employment Rights Act 1996;

s)	for unlawful detriment in relation to leave for family and domestic reasons, under sections 47C of the Employment Rights Act 1996;

t)	under regulations 27 and 32 of the Transnational Information and Consultation etc. Regulations 1999;

u)	under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004;

v)	under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

w)	under section 192 of the Trade Union and Labour Relations (Consolidation) Act 1992 (“TULRCA”) or otherwise to enforce the payment of any protective award for failure to inform and consult appropriate representatives in accordance with section 188 TULRCA;

x)	for any failure to inform and consult or otherwise in respect of appropriate representatives under regulations 15 and 16 of the Transfer of Undertakings (Protection of Employment) Regulations 2006;

y)	for breach of obligations under the Protection from Harassment Act 1997;

z)	for breach of obligations under the Human Rights Act 1998;

aa)	for breach of obligations under the Data Protection Act 1998, the Data Protection Act 2018 and/or the General Data Protection Regulations,

(including all analogous legislation under the laws of Northern Ireland) which the Individual may otherwise have (the “Claims”).

4.3	The Individual warrants and represents that as at the date of this Agreement:

4.3.1	he has disclosed to the Adviser all facts, circumstances and information relating to his employment and/or engagement by the Company and directorship with the Company and the termination of such employment and/or engagement and such directorship which the Adviser requires or may reasonably require in order to advise whether he has any claims against the Company and/or any Group Company and/or its shareholders, officers, employees and/or ex-employees;

4.3.2	having taken legal advice from the Adviser he has notified the Company in writing of all and any actual or potential claims that he has or may be entitled to make against the Company or any Group Company or its shareholders, officers, employees and/or ex-employees either now or in the future, in respect of his employment and/or engagement by the Company and/or directorship and/or the termination of such employment and/or engagement and/or such directorship whether contractual, statutory or otherwise and that these are fully particularised in clause 2.2.

4.3.3	other than the Claims he has no other further claims or potential claims against the Company or any Group Company or its shareholders, officers, employees and/or ex-employees relating to his employment and/or engagement by the Company or directorship and he has not already instituted proceedings in relation to any claim or claims against the same; and

4.3.4	he is not aware of any conditions, illness, injury or other circumstances affecting him that may give rise to a personal injury claim against the Company or any Group Company.

5	Individual’S INDEPENDENT LEGAL ADVICE

5.1	The Individual warrants that he has before signing this Agreement taken advice from the Adviser on the terms and effect of this Agreement and in particular its effect on his ability to pursue a complaint before an Employment Tribunal, the County Court or High Court.

5.2	It is a condition of this Agreement that the Adviser provides the Certificate annexed to this Agreement at Schedule 1.

5.3	The Company shall pay the reasonable legal fees (up to a maximum of £500 plus VAT) incurred by you in obtaining advice on the termination of your employment the terms of this Agreement, such fees to be payable to the Adviser on production of an invoice addressed to you but marked as payable by the Company.

6	Re-execution clause of Settlement Agreement

6.1	You will take further legal advice from the Adviser within 7 days of the Termination Date and will provide the Adviser with all available information, facts and issues relevant to your termination at that point, which has not already been provided at the date of this Agreement, and which could give rise to a claim against the Company, or any of its officers, employees, workers or shareholders. You shall take advice from the Adviser on whether you have any claims other than the claims detailed in clause 4. Following such advice, you will notify the Company in writing of such claims which are identified (which shall become a claim settled under clause 4 of this Agreement) or that there are no such claims.

6.2	You will re-execute this Agreement on or within 7 days of the Termination Date, having complied with clause 6.1 and by doing so you will have confirmed:

6.2.1	your compliance with clause 6.1;

6.2.2	that the provisions of clause 4 extend to any claims notified in accordance with clause 6.1 and any or all claims which might have arisen up to the date of such re-execution; and

6.2.3	that the claims set out in clause 4 are all of the claims and proceedings (whether statutory or otherwise) that you consider you have, or may have, against the Company, any Group Company, its employees, workers, officers or shareholders arising out of or in connection with your employment prior to, on or after the Termination Date or otherwise.

7	CONFIDENTIALITY

7.1	The Individual acknowledges that he possesses information which is confidential to the Company or nay Group Company and that his own use, or disclosure to any third party of such information would or may cause the Company or any Group Company harm and damage. Accordingly, the Individual undertakes that he will not, save as required by law, use himself or directly or indirectly disclose to any third party any such Confidential Information including all private, confidential information concerning the Company and/or Any Group Company’s business relationships or financial affairs. This clause shall not apply to information which shall become public knowledge other than through the acts or omissions of the Individual. Nothing in this Agreement shall prejudice the Individual’s continuing obligations to the Company at common law.

7.2	For the purposes of this Agreement “Confidential Information” shall mean any information relating to the Company or any Group Company or the business, prospective business, technical processes, computer software, intellectual property rights or finances of the Company or any Group Company including without limitation details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with the customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals or correspondence relating to the acquisition or disposal of the Company or any Group Company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, which comes into the Individual’s possession by virtue of his engagement by the Company, and any other information which the Company or any Group Company could reasonably be expected to regard as confidential, whether or not such information is reduced to a tangible form or marked in writing as “confidential” and any information which has been or may be derived or obtained from such information.

7.3	The Individual agrees not to make, or cause to be made, any derogatory or critical or disparaging remarks, comments or statements (whether orally or in writing) about the Company, any Group Company, its suppliers, customers, clients, investors, advisers, shareholders, officers, employees and ex-employees.

7.4	The Individual agrees that he has not and will not make, or cause to be made, any statement of any kind which is calculated or likely to diminish the reputation of the Company or any Group Company and/or its shareholders, officers, employees and/or ex-employees.

7.5	The Individual agrees that they have not and will not disclose the fact or contents of this Agreement without the prior written consent of the Company except to their partner (provided that they agree to keep such information confidential and the Individual agrees to be responsible for any breaches of confidentiality by them), professional advisers, HM Revenue & Customs or as otherwise required by law and that they will otherwise make no statement to any person or body relating to the termination of their employment nor any statement of any kind which is calculated or likely to diminish the reputation of the Company, any Group Company its shareholders, officers, employees and ex-employees.

7.6	This clause 7 shall only bind the Individual to the extent allowed by law and is without prejudice to the Individual’s rights under section 43J Employment Rights Act 1996.

8	SETTLEMENT AGREEMENT

The Company and the Individual confirm that, to the extent relevant, this Agreement satisfies the conditions regulating settlement agreements, compromise agreements and compromise contracts under Section 147 of the Equality Act 2010, Section 203(3) Employment Rights Act 1996, Section 77 (4A) Sex Discrimination Act 1975, Section 72 (4A) Race Relations Act 1976, Section 288 (2B) Trade Union and Labour Relations (Consolidation) Act 1992, Schedule 3A Part 1 Disability Discrimination Act 1995, Section 35(3) Working Time Regulations 1998 and Section 49(4) National Minimum Wage Act 1998, Regulation 41(4) Transnational Information & Consultation of Employees Regulations 1999, Regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4, Paragraph 2 (2) of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 4, Paragraph 2(2) of the Employment Equality (Sexual Orientation) Regulations 2003, Regulation 40(4) Information and Consultation of Employees Regulations 2004 and Schedule 5, Paragraph 2(2) of the Employment Equality (Age) Regulations 2006 (together referred to as the “Acts”) including (where required) all analogous legislation under the laws of Northern Ireland.

9	GOVERNING LAW AND JURISDICTION

This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the Courts and Tribunals of England and Wales.

10	MISCELLANEOUS

10.1	This Agreement although marked “without prejudice” will upon signature by all parties be treated as an open document evidencing an agreement binding on the parties.

10.2	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and such counterparts or duplicates together shall constitute one and the same instrument.

10.3	This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements, arrangements and understandings between them relating to the Individual’s engagement prior to the Acquisition Date. In entering into this Agreement neither party has relied on, either wholly or partly, or been induced to enter into this Agreement by any statement, representation, assurance or warranty made by or on behalf of the other party (whether orally or in writing) other than as expressly set out in this Agreement. Other than in respect of fraudulent misrepresentation or their own wilful default, neither party will be liable to the other (in equity, contract or tort, under the Misrepresentation Act 1967 or in any other way) for a representation that is not expressly set out in this Agreement.

The Parties to this Agreement intend it to be a Deed and accordingly they, or their duly authorised representatives execute and deliver it as such on the date set out on page 1.

Signed as a deed by	)

FORT PRODUCTS LIMITED	)

acting by a director in the presence of	)	……………………………………………………
Director

`

Signature of witness	…………………………………………

Name (in BLOCK CAPITALS)	…………………………………………

Address	…………………………………………
…………………………………………
…………………………………………

Signed as a deed by	)

[name]	)	……………………………………………………

in the presence of:	)

Signature of witness	………………………………………

Name (in BLOCK CAPITALS)	………………………………………

Address	………………………………………
………………………………………
………………………………………

Signed as a deed by	)

JEFF'S BRANDS LTD.	)

acting by a director in the presence of	)	……………………………………………
Director

Signature of witness	…………………………………………

Name (in BLOCK CAPITALS)	…………………………………………

Address	…………………………………………
…………………………………………
…………………………………………

SCHEDULE 1

Adviser’s Certificate

[To be printed on Adviser’s headed notepaper]

I confirm that:

1	I am a relevant independent adviser within the meaning of the Acts as defined in clause 8 of this Agreement.

2	I have advised the Individual of the terms and effect of this Agreement and in particular its effect on his abilities to pursue a claim before an Employment Tribunal.

3	There is in force a contract of insurance or indemnity provided for members of a professional body covering the risk of a claim by the Individual in respect of loss arising in consequence of my advice.

Signed:	……………………..

Name:	……………………..

(IN CAPITALS)

Capacity:	……………………..

(e.g. Solicitor, Barrister, Advocate, Authorised litigator, Officer of Trade Union, Authorised Advice Centre Worker)

Date:	……………………..